Exhibit 4.26

Form Merger Agreement

between

China Telecom Corporation Limited

and

Each of Shanghai Telecom Company Limited, Guangdong Telecom Company Limited, Jiangsu Telecom Company Limited, Zhejiang Telecom Company Limited, Anhui Telecom Company Limited, Fujian Telecom Company Limited, Jiangxi Telecom Company Limited, Guangxi Telecom Company Limited, Chongqing Telecom Company Limited, Sichuan Telecom Company Limited, Hubei Telecom Company Limited, Hunan Telecom Company Limited, Hainan Telecom Company Limited, Guizhou Telecom Company Limited, Yunnan Telecom Company Limited, Shaanxi Telecom Company Limited, Gansu Telecom Company Limited, Qinghai Telecom Company Limited, Ningxia Telecom Company Limited and Xinjiang Telecom Company Limited

January 10th, 2008

This agreement is signed by the following two parties in Beijing, P.R.C. on January 10th, 2008:

The Merging Party: China Telecom Corporation Limited is a limited company that is duly established and validly existing under Chinese laws. The legal address of the company is 31 Jinrong Street, Xicheng District, Beijing. The registration number of its business license is 1000001003712, and its legal representative is Wang Xiaochu.

The Merged Party:                      is a limited company that is duly established and validly existing under Chinese laws. The legal address of the company is                     . The registration number of its business license is                     , and its legal representative is                     .

Whereas,

1. To optimize the organizational structure and promote the core competitiveness of the company, and based on the practical needs emerged in the process of company development, the Merging Party intends to merge the Merged Party.

2. On the date when this agreement is signed, the Merged Party is a wholly owned subsidiary of the Merging Party and the Merging Party holds 100% equity of the Merged Party.

Based on friendly consultation and in accordance with relevant laws and regulations of China, both parties enter into the following agreement (hereafter, referred to as “this Agreement”):

Article I Definition

Unless otherwise stipulated in this Agreement, the terms below are defined as follows:

Both parties of this Agreement: refers to China Telecom Corporation Limited and                     .

Both parties of the merger: refers to the Merging Party and the Merged Party.

Merger by absorption: refers to the act of the Merging Party to absorb and merge the Merged Party according to the terms and conditions provided by this Agreement. After the merger, the Merging Party will continue to exist while the Merged Party will be dissolved and all its assets, creditor’s rights and liabilities will be taken over as a whole by the Merging Party.

The base date of the merger: January 1, 2008 (including January 1, 2008).

Article II Merger by Absorption

2.1 Both parties of this Agreement hereby confirm that before the merger, the Merging Party holds legally 100% equity of the Merged Party.

2.2 Both parties of this Agreement agree that the Merging Party shall merge the Merged Party, and upon completion of the merger, the Merging Party will continue to exist as the surviving company and the Merged Party will be dissolved according to laws.

2.3 After the completion of the merger, neither the registered capital nor the equity structure of the Merging Party will be changed due to the merger.

2.4 Both parties of this Agreement agree that the Merging Party and the Merged Party shall issue notices to their creditors and make announcements respectively according to laws.

2.5 If a creditor of the Merging Party or the Merged Party requests the settlement or provision of guarantee for its debt before the completion of the merger agreed upon in this Agreement, the Merging Party and the Merged Party shall settle the debt or provide the guarantee respectively. After the completion of the merger, if the above-mentioned creditor makes such requests legally, the responsibility to settle the debt or provide the guarantee shall be assumed by the Merging Party.

2.6 Both parties of this Agreement agree that since the base date of the merger, all the assets, businesses, creditor’s rights, interests, rights and interests, debts, obligations and responsibilities shall be deemed as already having been taken over by the Merging Party.

Article III Transfer of the Creditor’s Rights, Debts and Assets in the Merger

3.1 Both parties of this Agreement confirm that unless otherwise stipulated in this Agreement, such assets and debts together with the rights and obligations related shall be undertaken automatically by the Merging Party in whole, including but not limited to:

(a) the rights and interests owned by the Merged Party in its branches and departments;

(b) the licenses to operate all the businesses of the Merged Party;

(c) all the equipments and movable assets owned by the Merged Party, including but not limited to tools, communications equipments, furnishings and other devices in the offices, such as computers, telephones, fax machines and photocopiers, other equipments in the offices and vehicles;

(d) all the lands for which the Merged Party has the use right and all the buildings and other facilities (including the projects under construction) for which the Merged Party holds the ownership;

(e) the rights and obligations assumed by the Merged Party under all the contracts and agreements signed in the name of the Merged Party;

(f) bank deposits and/or down payments and advance payments owned by the Merged Party, including but not limited to those opened or kept by the Merged Party in its name and/or by others on behalf of the Merged Party (including the rights and interests thus involved);

(g) all the business records, financial and accounting records, operation records, statistics, user’s manuals, maintenance brochures, training brochures and other documents and data, no matter whether they are recorded in written or in electronic forms stored in the floppy disks or hard disks or in any other forms;

(h) all the certificates of rights, permits, licenses, certifications and power of attorney and authentications granted to the Merged Party by relevant government departments and authorities;

(i) guarantees, requests, claims, creditor’s rights and other similar rights and obligations related to or resulted from the assets and liabilities of the Merged Party;

(j) the trademarks and patents owned by the Merged Party;

(k) all the rights and interests from the investment by the Merged Party (including but not limited to the stock rights, capital investment, shares, stocks, shares of funds, and other types of investment rights and interests);

(l) labor contracts and agreements of the employees (including the retired ones) of the Merged Party, and all the personnel files and records and data concerning the salary, social security and other welfare of such employees;

(m) unless otherwise stipulated in this Agreement, all the debts (be them definite debts, contingent debts, known debts, unknown debts or other types of debts), losses, claims, obligations and liabilities related to or resulted from the businesses, assets and liabilities of the Merged Party, including but not limited to all the debts, losses, claims, obligations and liabilities stipulated in the contracts of the Merged Party; the debts, claims, obligations and liabilities assumed by the Merged Party toward all its employees (including retired ones) and the salary, bonus, insurance, housing and other welfare that should be paid to the family members of the employees or to those raised by the employees according to relevant laws and regulations;

(n) all the unresolved tax matters of the Merged Party; and

(o) other assets and liabilities of the Merged Party.

Article IV Arrangement of Employees

4.1 Both parties of this Agreement agree that the employment relationship between the Merged Party and all its employees is still valid and will be taken over by the Merging Party, i.e. all the rights and obligations of the Merged Party under the valid labor contracts between the Merged Party and its employees shall be succeeded and performed by the Merging Party, including but not limited to the employees’ salaries, social security funds, housing funds, and other welfare which must be provided by the Merged Party in accordance with relevant laws in China, except those that have already been performed or paid up by the Merged Party.

Article V Relevant Follow-up Matters

5.1 Both parties of this Agreement undertake that after signing this Agreement, both parties shall cooperate with each other in order to complete the merger, including but not limited to:

(a) issuing notifications to the debtors of both parties and make announcements of the merger according to laws;

(b) going through all the legal procedures concerning de-registration in tax bureau, industry and commerce authority and state-owned assets ownership registration authority.

Article VI Representation, Guarantee and Commitment by the Merging Party

6.1 The Merging Party hereby makes the representation, guarantee and commitment to the Merged Party: the Merging Party enjoys the full right, power and capacity to sign and perform this Agreement, and it has obtained all the approval, permit and authorization needed for the execution and performance of this Agreement; once this Agreement is signed, this Agreement shall be binding to the Merging Party in full legal force and effect.

Article VII Representation, Guarantee and Commitment by the Merged Party

7.1 The Merged Party hereby makes the representation, guarantee and commitment to the Merging Party: the Merged Party enjoys the full right, power and capacity to sign and perform this Agreement, and it has obtained all the approval, permit and authorization needed for the execution and performance of this Agreement; once this Agreement is signed, this Agreement shall be binding to the Merged Party in full legal force and effect.

Article VIII Taxes and Expenses

8.1 Both parties of this Agreement shall pay respectively, according to the provisions made by the state laws and administrative regulations, the income tax, business tax, stamp tax and other types of taxes (if any) resulted from the execution and performance of this Agreement and the merger provided in this Agreement.

Article IX Effectiveness and Completion

9.1 This Agreement comes into effect on the date the legal representatives or authorized representatives of both parties sign this Agreement and stamp the official seals of both parties.

9.2 Unless otherwise stipulated in this Agreement, the merger is considered to be completed on the date when the Merged Party completes the de-registration procedures with the original industry and commerce registration authority.

Article X Indemnity

10.1 If either party of this Agreement violates any representation, guarantee or commitment it has made or any provisions under this Agreement, the action is considered a breach to this Agreement. The party in breach should actively correct its breach and indemnify the other party for the loss it suffered from the breach.

10.2 After the completion of the merger provided in this Agreement, if any third party makes any claim to the Merging Party concerning the assets or liabilities of the Merged Party and such a claim is based on the situation of the assets and liabilities of the Merged Party before the date of the completion of the merger, the Merging Party shall assume the corresponding responsibilities.

Article XI Force Majeure

11.1 “Force majeure” refers to the all the unforeseeable events that may happen after this Agreement comes into effect, whose occurrence and consequences are unavoidable and insurmountable and which render either party of this Agreement unable to perform part or all of the obligations under this Agreement.

11.2 In case of force majeure, both parties may suspend the performance of the obligations under this Agreement for a period of delay caused by the force majeure, and such period will be automatically extended for a period corresponding to such suspension.

11.3 The party affected by the force majeure shall notify the other party in writing as soon as possible, and provide within fifteen days the valid proof certifying the occurrence and duration of such force majeure event. The affected party shall take all reasonable measures to mitigate the consequences of the force majeure as soon as possible.

11.4 When any force majeure event occurs, both parties should start consultation immediately to seek a fair solution to the problem and try their best to mitigate the consequences of the force majeure.

Article XII Settlement of Dispute and Governing Law

12.1 The governing law of this Agreement is the Chinese laws and this Agreement shall be interpreted according to Chinese laws.

12.2 For any dispute caused by and related to this Agreement, both parties of this Agreement shall attempt to solve it through friendly consultation. If the dispute fails to be solved through consultation, any party can bring a suit over the dispute to the people’s court with jurisdiction at any time.

Article XIII Other Provisions

13.1 If any term of this Agreement is determined as invalid or unenforceable by the people’s court with jurisdiction, the remaining terms shall not be affected and shall be performed with full force and effect.

13.2 Any explicit or implied provision of this Agreement is not intended to and shall not be deemed to grant or give any person or organization (other than the two parties, their successors and authorized assignees of this Agreement) the rights or remedies provided hereunder or caused by this Agreement.

13.3 This Agreement is the entire agreement on the subject matter of this Agreement and it shall supersede all the previous agreements and understandings concerning the subject matter agreed upon both parties. This Agreement shall not be amended or terminated without the written consent by both parties of this Agreement.

13.4 Any party of this Agreement shall not transfer this Agreement or the rights it enjoys or the liabilities and obligations it assumes hereunder without the prior written consent of the other party.

13.5 This Agreement is binding on legal successors of both parties of this Agreement.

13.6 There are ten original copies of this Agreement. Each party of this Agreement shall hold one copy respectively. The other copies will be submitted to government authorities or kept by the Merging Party. All the original copies enjoy equal legal force.

13.7 Any change or modification of this Agreement shall be subject to the consent of both parties of this Agreement and shall be in writing.

Signature Page

NOW, IN WITNESS HEREOF, the legal representatives or authorized representatives of both parties of this Agreement hereby execute this Agreement on the date and venue indicated at the beginning of this Agreement.

China Telecom Corporation Limited

Legal representative or authorized representative:

Legal representative or authorized representative: